Exhibit 99.1
For Immediate Release:

TaxMasters, Inc. Stands by Business Model, Offers Transparency to Consumers

TaxMasters promises IRS compliance first, settlement services for those who qualify.

HOUSTON— November 10, 2010—TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax representation company and a leading provider of tax compliance and repayment services, today announced it is standing by its new, consumer-oriented business model, regardless of the Federal Trade Commission’s decision to suspend full enforcement of the new Telemarketing Sales Rule.

In a statement issued the day the new Telemarketing Sales Rule went into full effect, the FTC said that while most companies that sell debt relief services over the telephone are now prohibited from charging fees before reducing a consumer’s unsecured debt, it does not plan to enforce the rule for tax debt resolution firms. The FTC issued this statement to clarify the new rule in spite of the fact that it had consistently repeated that the new Telemarketing Sales Rule applies to “unsecured debts.” Many in the tax debt relief industry mistakenly assumed the new FTC rule would apply to IRS tax debts. Tax liability is clearly defined as secured debt in United States Treasury Regulations Internal Revenue Codes 6321 and 6322.

Though the new Telemarketing Sales Rule is currently not being applied to secured IRS tax debt, it only makes sense that the tax debt industry should use the FTC rule for guidance and adopt best practices that protect consumers who find themselves in financial straits. TaxMasters enacted a new business model on October 25, 2010 that is in line with the Telemarketing Sales Rule. The new model offers consumers the certainty of regaining compliance with the IRS first, putting them back on the right side of the law. After this initial engagement is complete, the client is free to attempt the settlement process without help or to take the tax returns and other documents prepared by TaxMasters to another firm for assistance with the tax debt negotiation. When a client chooses to engage TaxMasters for the tax settlement, the Company takes payment only after the IRS accepts a tax settlement plan.

“What we are seeing now is some of the unethical debt settlement firms switching gears to offer tax debt relief, even though they have none of the skills, certifications or experience they need to perform the necessary tax services,” said Alex Clamon, Vice President of Sales for TaxMasters. “Consumers need to make sure whoever they hire for tax help stresses compliance first and repayment second. Anyone who tells you they can settle your tax debt without knowing you are in compliance and you have filed all tax returns might as well be offering you ocean-front property in Amarillo.”

While the FTC has suspended enforcement of the Telemarketing Sales Rule for companies offering secured tax debt relief services, tax practitioners still fall under the jurisdiction of the Internal Revenue Service. The IRS continues to step up its efforts to more closely certify and monitor tax preparers and enrolled agents.

“Our new business model offers our clients the same consumer protections for settling their tax debt that the FTC is demanding in the world of unsecured debt,” remarked Clamon. “We think it’s just the right thing to do. We’re surprised more tax representation firms didn’t follow suit on adopting a set of best practices that support consumer protections. For years, we have invited people to contact us for assistance with tax problems like unfiled tax returns, audits, and wage garnishments. We simply do not offer tax settlements without knowing some facts first, and have adopted that rule as a way of doing business.”

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS) is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of compliance and repayment services to taxpayers across the country facing seemingly insurmountable tax problems and substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and collection due process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned consultants ready to counsel and assist the US taxpayer with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Media: Trey Ditto—212.896.1248

Investors: Rob Fink—212.896.1206